UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                                (RULE 13d - 102)

             Information to be included in statements filed pursuant
           to Rules 13d-1(b), (c) and (d) and amendments thereto filed pursuant to 13d-2(b)

                                (AMENDMENT NO.1)*

                                  AlphaRx, Inc.
                                (Name of Issuer)

                         Common Stock, par value $.0001
                         (Title of Class of Securities)

                                    02081D208
                                 (CUSIP Number)

                                  July 19, 2004
             (Date of Event which Requires Filing of this Statement)

                 Check the appropriate box to designate the rule
                    pursuant to which this Schedule is filed:

                                [ ] Rule 13d-1(b)
                                [x] Rule 13d-1(c)
                                [ ] Rule 13d-1(d)


 *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the
                                    Notes).

                       (Continued on the Following Pages)

1.      NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

               Basso Equity Opportunity Holding Fund Ltd.

2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

        (a)  [x]
        (b)  [ ]

3.      SEC USE ONLY

4.      CITIZENSHIP OR PLACE OF ORGANIZATION

             Bermuda

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.      SOLE VOTING POWER

             0

6.      SHARED VOTING POWER

             733,400

7.      SOLE DISPOSITIVE POWER

             0

8.      SHARED DISPOSITIVE POWER

             733,400

9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             733,400

10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
        EXCLUDES CERTAIN SHARES*       [ ]

11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             1.8%

12.     TYPE OF REPORTING PERSON*

             CO

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

1.      NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

             Basso Capital Management, L.P.

2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

        (a)  [x]
        (b)  [ ]

3.      SEC USE ONLY

4.      CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.      SOLE VOTING POWER

             0

6.      SHARED VOTING POWER

             733,400

7.      SOLE DISPOSITIVE POWER

             0

8.      SHARED DISPOSITIVE POWER

             733,400

9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             733,400

10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
        EXCLUDES CERTAIN SHARES*       [ ]

11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             1.8%

12.     TYPE OF REPORTING PERSON*

             PN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

1.      NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

             Basso Multi-Strategy Holding Fund Ltd.

2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

        (a)  [x]
        (b)  [ ]

3.      SEC USE ONLY

4.      CITIZENSHIP OR PLACE OF ORGANIZATION

             Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.      SOLE VOTING POWER

             0

6.      SHARED VOTING POWER

             2,600,000

7.      SOLE DISPOSITIVE POWER

             0

8.      SHARED DISPOSITIVE POWER

             2,600,000

9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             2,600,000

10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
        EXCLUDES CERTAIN SHARES*       [ ]

11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             6.2%

12.     TYPE OF REPORTING PERSON*

             CO

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

1.      NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

             Basso Asset Management, L.P.

2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

        (a)  [x]
        (b)  [ ]

3.      SEC USE ONLY

4.      CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.      SOLE VOTING POWER

             0

6.      SHARED VOTING POWER

             2,600,000

7.      SOLE DISPOSITIVE POWER

             0

8.      SHARED DISPOSITIVE POWER

             2,600,000

9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             2,600,000

10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
        EXCLUDES CERTAIN SHARES*       [ ]

11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             6.2%

12.     TYPE OF REPORTING PERSON*

             PN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

1.      NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

             Basso GP, LLC

2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

        (a)  [x]
        (b)  [ ]

3.      SEC USE ONLY

4.      CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.      SOLE VOTING POWER

             0

6.      SHARED VOTING POWER

             3,333,400

7.      SOLE DISPOSITIVE POWER

             0

8.      SHARED DISPOSITIVE POWER

             3,333,400

9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             3,333,400

10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
        EXCLUDES CERTAIN SHARES*       [ ]

11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             7.9%

12.     TYPE OF REPORTING PERSON*

             OO

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

1.      NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

             Howard I. Fischer

2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

        (a)  [x]
        (b)  [ ]

3.      SEC USE ONLY

4.      CITIZENSHIP OR PLACE OF ORGANIZATION

             United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.      SOLE VOTING POWER

             0

6.      SHARED VOTING POWER

             3,333,400

7.      SOLE DISPOSITIVE POWER

             0

8.      SHARED DISPOSITIVE POWER

             3,333,400

9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             3,333,400

10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
        EXCLUDES CERTAIN SHARES*       [ ]

11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             7.9%

12.     TYPE OF REPORTING PERSON*

             IN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1(a).      NAME OF ISSUER:

     AlphaRx, Inc.(the "Issuer")

ITEM 1(b).      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

     168 Konrad Crescent
     Markham, Ontario, CANADA L3R 9T9

ITEM 2(a).      NAME OF PERSON FILING:

     The names of the persons filing this statement on Schedule 13G are: Basso Equity Opportunity Holding Fund Ltd. ("Opportunity Holding Fund"), Basso Capital Management, L.P. ("BCM"), Basso Multi-Strategy Holding Fund Ltd. ("Multi-Strategy Holding Fund"), Basso Asset Management, L.P. ("BAM"), Basso GP, LLC ("Basso GP") and Howard I. Fischer ("Fischer"). BCM is the investment manager of Opportunity Holding Fund. BAM is the investment manager of Multi-Strategy Holding Fund. Basso GP is the general partner of each of BCM and BAM. Mr. Fischer is the controlling person of Basso GP.

ITEM 2(b).      ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

     The principal business address for each of BAM, BCM, Basso GP & Mr. Fischer is 1266 East Main Street, 4th Floor, Stamford, Connecticut 06902.

     The principal business address of Multi-Strategy Holding Fund is c/o M&C Corporate Services Limited, PO Box 309GT, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies.

     The principal business address of Opportunity Holding Fund is c/o AIG International Asset Management Ltd., 29 Richmond Road, Pembroke HM08, Bermuda.

ITEM 2(c).      CITIZENSHIP:

     Each of BCM and BAM is a limited partnership formed under the laws of the State of Delaware.

     Basso GP is a limited liability company formed under the laws of the State of Delaware.

     Opportunity Holding Fund is a company formed under the laws of Bermuda.

     Multi-Strategy Holding Fund is a company formed under the laws of the Cayman Islands.

     Mr. Fischer is a citizen of the United States.

ITEM 2(d).      TITLE OF CLASS OF SECURITIES:

     Common Stock, $.0001 par value per share (the "Common Stock")

ITEM 2(e).      CUSIP NUMBER:

     02081D208

ITEM 3.         IF THIS STATEMENT IS FILED  PURSUANT TO RULE 13d-1(b),
                OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

     (a) [ ] Broker or dealer registered under Section 15 of the Exchange Act.

     (b) [ ] Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c) [ ] Insurance company defined in Section 3(a)(19) of the Exchange Act.

     (d) [ ] Investment company registered under Section 8 of the Investment Company Act.

     (e) [ ] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E).

     (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F).

     (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G).

     (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act.

     (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

     If this statement is filed pursuant to Rule 13d-1(c), check this box [x]

ITEM 4.         OWNERSHIP.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned:

          Opportunity Holding Fund beneficially owns 733,400 shares of Common Stock consisting of: (i) 366,700 shares of Common Stock and (ii) warrants exercisable for 366,700 shares of Common Stock.

          BCM, as the investment manager of Opportunity Holding Fund, is deemed to beneficially own the 733,400 shares of Common Stock owned by Opportunity Holding Fund.

          Multi-Strategy Holding Fund beneficially owns 2,600,000 shares of Common Stock consisting of: (i) 1,300,000 shares of Common Stock and
          (ii) warrants exercisable for 1,300,000 shares of Common Stock.

          BAM, as the investment manager of Multi-Strategy Holding Fund, is deemed to beneficially own the 2,600,000 shares of Common Stock beneficially owned by Multi-Strategy Holding Fund.

          Basso GP, as the general partner of each of BAM and BCM, is deemed to beneficially own the 3,333,400 shares beneficially owed by BAM and BCM.

          Mr. Fischer, as a controlling person of Basso GP, is deemed to beneficially own the 3,333,400 shares of Common Stock beneficially owned by Basso GP.

          Collectively, the Reporting Persons beneficially own 3,333,400 shares of Common Stock.

     (b)  Percent of Class:

          Opportunity Holding Fund's and BCM's beneficial ownership of 733,400 shares of Common Stock represents 1.8% of all the outstanding shares of Common Stock.

          Multi-Strategy  Holding  Fund's  and  BAM's  beneficial  ownership  of
          2,600,000   shares  of  Common  Stock   represents  6.2%  of  all  the
          outstanding shares of Common Stock.

          Basso GP's and Mr. Fischer's beneficial ownership of 3,333,400 shares of Common Stock represents 7.9% of all the outstanding shares of Common Stock.

          Collectively, the Reporting Persons beneficially own 3,333,400 shares of Common Stock representing 7.9% of all the outstanding shares of Common Stock.

     (c)  Number of shares as to which such person has:

          (i)   Sole power to vote or to direct the vote

                Not applicable.

          (ii)  Shared  power to vote or to direct  the vote of shares of Common
                Stock:

                Opportunity Holding Fund, BCM, Basso GP and Mr. Fischer have the shared power to vote or direct the vote of 733,400 shares of Common Stock.

                Multi-Strategy Holding Fund, BAM, Basso GP and Mr. Fischer have shared power to vote or direct the vote of 2,600,000 shares of Common Stock.

          (iii) Sole power to dispose or to direct the disposition of shares of Common Stock:

                Not applicable.

          (iv) Shared power to dispose or to direct the disposition of shares of Common Stock:

                Opportunity Holding Fund, BCM, Basso GP and Mr. Fischer have the power to dispose or to direct the disposition of 733,400 shares of Common Stock.

                Multi-Strategy Holding Fund, BAM, Basso GP and Mr. Fischer have the power to dispose or to direct the disposition of 2,600,000 shares of Common Stock.


ITEM 5.         OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

     If this statement is being filed to report the fact that as of the date hereof the Reporting Persons have ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

ITEM 6.         OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                PERSON.

     Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

     Not applicable.

ITEM 8.         IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

     See Exhibit B.

ITEM 9.         NOTICE OF DISSOLUTION OF GROUP.

     Not applicable.


ITEM 10.        CERTIFICATION.

     By signing below the undersigned certifies that, to the best of its or his knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

     After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete, and correct.


Dated:  August 9, 2004          BASSO EQUITY OPPORTUNITY HOLDING
                                  FUND LTD.


                                By:/s/ Howard I. Fischer
                                   ---------------------
                                       Howard I. Fischer,
                                       Authorized Signatory


                                BASSO MULTI-STRATEGY HOLDING FUND LTD.


                                By:/s/ Howard I. Fischer
                                   ---------------------
                                       Howard I. Fischer,
                                       Authorized Signatory


                                BASSO CAPITAL MANAGEMENT, L.P.
                                By: Basso GP, LLC, General Partner

                                By:/s/ Howard I. Fischer
                                   ---------------------
                                       Howard I. Fischer,
                                       Manager


                                BASSO ASSET MANAGEMENT, L.P.
                                By: Basso GP, LLC, General Partner

                                By:/s/ Howard I. Fischer
                                   ---------------------
                                       Howard I. Fischer,
                                       Manager


                                BASSO GP, LLC


                                By:/s/ Howard I. Fischer
                                   ---------------------
                                       Howard I. Fischer,
                                       Manager


                                /s/ Howard I. Fischer
                                ---------------------
                                    Howard I. Fischer

                                    EXHIBIT A
                             JOINT FILING AGREEMENT

     The undersigned hereby agree that the statement on Schedule 13G with respect to the Common Stock of AlphaRx, Inc. dated as of August 9, 2004 is, and any further amendments thereto signed by each of the undersigned shall be, filed on behalf of each of the undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

Dated:  August 9, 2004          BASSO EQUITY OPPORTUNITY HOLDING
                                  FUND LTD.


                                By:/s/ Howard I. Fischer
                                   ---------------------
                                       Howard I. Fischer,
                                       Authorized Signatory


                                BASSO MULTI-STRATEGY HOLDING FUND LTD.


                                By:/s/ Howard I. Fischer
                                   ---------------------
                                       Howard I. Fischer,
                                       Authorized Signatory


                                BASSO CAPITAL MANAGEMENT, L.P.
                                By: Basso GP, LLC, General Partner

                                By:/s/ Howard I. Fischer
                                   ---------------------
                                       Howard I. Fischer,
                                       Manager


                                BASSO ASSET MANAGEMENT, L.P.
                                By: Basso GP, LLC, General Partner

                                By:/s/ Howard I. Fischer
                                   ---------------------
                                       Howard I. Fischer,
                                       Manager


                                BASSO GP, LLC


                                By:/s/ Howard I. Fischer
                                   ---------------------
                                       Howard I. Fischer,
                                       Manager


                                /s/ Howard I. Fischer
                                ---------------------
                                    Howard I. Fischer

                                    EXHIBIT B


Basso Equity Opportunity Holding Fund Ltd.

Basso Multi-Strategy Holding Fund Ltd.

Basso Capital Management, L.P.

Basso GP, LLC

Basso Asset Management, L.P.

Howard I. Fischer